Exhibit 3.1

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

	Filed in the office of	Document Number
20130662106-87
Filing Date and Time
Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)	Ross Miller	10/09/2013 11:50 AM
	Secretary of State	Entity Number
	State of Nevada	E0433562012-7

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

GELIA GROUP, CORP.

2. The articles have been amended as follows: (provide article numbers, if available)

The articles have been amended by striking out Article 3 and inserting in lieu thereof the text set ,forth on Annex I attached hereto.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:   57%

4. Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised: 8-31-11

Annex I
to the Certificate of Amendment
to the Articles of Incorporation
of Gelia Group, Corp.

"3. (a)        The total number of shares of stock which the Corporation shall have authority to issue is one hundred ten million (110,000,000) which shall consist of (i) one hundred million (100,000,000) shares of common stock, $.001 par value per share (the "Common Stock"), and (ii) ten million (10,000,000) shares of preferred stock, $.001 par value per share (the "Preferred Stock"). Each holder of the shares of Common Stock shall be entitled to one vote for each share of Common Stock held by them of record at the time duly set for determination of the holders thereof entitled to vote.

(b)    The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock shall be as follows:

The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in these Articles of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

(i)             the designation of such series;

(ii)            the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of any class or classes of capital stock, and whether such dividends shall be cumulative or non-cumulative;

(iii)           whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(iv)           the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(v)            whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

(vi)           the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of the directors or otherwise;

(vii)          the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and the rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Corporation."